UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2017

CACI International Inc

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-31400	54-1345888
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 N. Glebe Road Arlington, Virginia		22201
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 841-7800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 22, 2017, CACI International Inc (the “Company”) announced that John Mengucci, the Company’s Chief Operating Officer and President of U.S. Operations, will take on an expanded role as Chief Operating Officer. In his new role, Mr. Mengucci will continue to report to Ken Asbury, the Company’s President and Chief Executive Officer, and will assume leadership of additional core areas of the Company to accelerate the Company’s growth.

In connection with Mr. Mengucci’s expanded scope of responsibilities, the Company also announced the appointment of DeEtte Gray, 48, as President of U.S. Operations. In this role, Ms. Gray will assume leadership of the Company’s U.S. Operations Business Groups and will report to the Chief Operating Officer. Ms. Gray has over 20 years of experience supporting information technology, cybersecurity and intelligence customers, most recently serving as President of the Intelligence & Security Sector for BAE Systems, Inc. from 2012 to 2017.

Ms. Gray will receive compensation and benefits customary for her position and scope of responsibilities within the Company. In addition, on or near her start date, Ms. Gray will receive a one-time cash sign-on bonus in the amount of $250,000 and a grant of $1,700,000 worth of restricted stock units that will vest in three equal annual increments beginning on the first anniversary of her employment.

There was no arrangement or understanding pursuant to which Ms. Gray was selected as an officer of the Company. There are no family relationships between Ms. Gray and any director or executive officer of the Company, or any person chosen by the Company to become a director or executive officer. There are no related party transactions of the kind described in Item 404(a) of Regulation S-K in which Ms. Gray was a participant.

A copy of the Company’s press release regarding these events is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Press Release dated May 22, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CACI International Inc

Date: May 22, 2017	By:	/s/ J. William Koegel, Jr.
J. William Koegel, Jr.
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated May 22, 2017.